Exhibit 99.1

CTG Appoints Jeff Gerkin Executive Vice President, Sales

Seasoned business development executive hired to lead North American sales teams

BUFFALO, N.Y., December 11, 2017 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, announced today the appointment of Jeff Gerkin as Executive Vice President, Sales. Gerkin brings Fortune 500 senior sales leadership, business strategy, and operational management experience to his role as a senior leader at CTG.

“CTG has worked aggressively this year to strengthen its sales team across the organization, both in size and effectiveness, and to make strategic investments in its executive leadership. Jeff’s appointment is a critical step in maintaining CTG’s ability to anticipate the evolving needs of our clients, support our ongoing emphasis to drive new business across the enterprise, and to achieve the Company’s stated growth objectives,” said Bud Crumlish, CTG’s President and Chief Executive Officer.

Mr. Crumlish further commented, “Jeff’s business development leadership experience, market expertise, industry knowledge, and proven ability to build high-performance sales teams will be key to our growth strategy across CTG’s North American client base. Jeff is an excellent addition to our world class sales and leadership teams.”

In his role, Gerkin will have executive responsibility for building and managing an effective and accountable North American sales organization for the Company’s Health Solutions, Strategic Staffing Services, and Diversified Industrials lines of business with the focus on significantly increasing revenue. He will provide the vision, leadership, and management necessary to achieve the Company’s goals for growth in both existing and new markets.

Mr. Gerkin stated, “This is an exciting point in the Company’s history, and I am privileged to become a part of an organization that has been providing the most reliable services and solutions to clients for more than 50 years. I am honored to have the opportunity to become a part of such a well-established and respected Company, and to be entrusted with shaping a business development organization totally focused on meeting the complex needs of its clients first, while also increasing profitable revenue growth.”

Prior to joining CTG, Gerkin served as the Senior Vice President, North American Sales for ManpowerGroup. He has also held sales and marketing leadership roles as Senior Vice President and General Manager for Right Management; Vice President of Metro Marketing and Director of Marketing, both for Manpower, Inc.; and Client Sales Director for Accenture Information Management Services. He has also held sales and strategic alliance leadership positions at Cognos, Adaytum Software, and Lawson.

Mr. Crumlish commented, “Adding a seasoned business development executive is an important part of the Company’s plan to accelerate revenue growth thereby reaching the goals outlined in our three-year strategic plan. This action, along with a number of others implemented in 2017, is directly designed to add mid-market accounts to our expanding client base, improve profitability, and ultimately increase shareholder value.”

Other actions implemented in 2017 designed to expand the sales pipeline, drive growth, increase profitability, and improve shareholder value include:

•	Added Robert Barras to the leadership team as Vice President, Healthcare Sales, for the Company’s North American line of business;

•	Expanded the business development teams in geographies where CTG has a strong existing market presence;

•	Added a new member to the Board of Directors with extensive IT Services experience;

•	Aligned non-employee director compensation with shareholders in a new compensation program that terminates all cash compensation, and starting in 2018 will be exclusively in CTG shares; and

•	Implemented an innovative equity-based compensation program to directly align the executive leadership team with shareholders.

About CTG: CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2017 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contact:

Investors: John M. Laubacker

Chief Financial Officer

john.laubacker@ctg.com

(716) 887-7368

Media: Amanda LeBlanc

Vice President, Marketing

amanda.leblanc@ctg.com

(225) 772-8865